Exhibit 99.1

Contact:           Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP ANNOUNCES
FIRST QUARTER 2009 EXPECTATIONS

FRANKLIN, Tenn. – (April 7, 2009) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today announced updated expectations for its first quarter ended March 31, 2009.  The Company expects to report a first quarter loss of $2.6 million to $2.8 million, or $0.55 to $0.59 per fully diluted share.  Total loans rose 6.3% to $1.1 billion and total deposits increased 2.5% to $1.1 billion as of March 31, 2009.

“Tennessee Commerce’s first quarter loss was due primarily to a $2.8 million write-down in other real estate owned, a $1.2 million addition to our reserve for loan losses, and lower loan pool sales than anticipated,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “We originally expected to post positive net income for the first quarter of 2009; however, our loss was due to a number of factors that converged late in the quarter.  The weak economy had a direct impact on lower appraisals for real estate owned and increases in our provision for loan losses.  In addition, first quarter loan pool sales were minimal and reflected the uncertainty regarding regulatory oversight for banks.  We expect loan sales to improve once the regulatory climate has stabilized.

“Our loan demand remained solid during the first quarter and we added approximately $92.9 million in new loans,” noted Mr. Sapp. “Our loan demand mirrors our diversified customer base as we continue to fund those customers who have solid credit and strong fundamentals in their business.  Our middle Tennessee market has shown more resiliency to the recession and continues to outperform our other markets.  Our outlook for loan growth in 2009 remains positive, although at a lower growth rate than in prior years.

“We increased our core yield on loans by 14-16 basis points in the first quarter compared with the fourth quarter as we focused on improving the yield on new loans.  We expect our first quarter net interest margin to be down only five basis points compared with our net yield of 3.48% in the fourth quarter of 2008, even though the prime rate dropped 75 basis points in December 2008.”

Tennessee Commerce expects to increase its reserve for loan losses to approximately 1.40% of total loans at the end of the first quarter of 2009, a 10 basis point increase compared with the fourth quarter of 2008.  “We believe the $1.2 million addition to our reserve was a prudent measure in light of our limited visibility for changes in economic conditions that might affect Tennessee Commerce’s future earnings.  Based on the additional reserves, we believe we are in solid position to improve earnings for the remainder of the year,” concluded Mr. Sapp.

Tennessee Commerce expects to issue its first quarter results the week of April 27th.

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TNCC Announces First Quarter 2009 Expectations

April 7, 2009

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

Information contained in this press release, other than historical information, may be considered forward‑looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

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